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ANDERSEN ANDERSEN & STRONG, L.C.                                 941 East 3300 South, Suite 220
Certified Public Accountants and Business Consultants Board         Salt Lake City, Utah, 84106

                                                                         Telephone 801-486-0096
                                                                               Fax 801-486-0098
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Board of Directors
Advanced Medical Technologies, Inc.


                                                                  March 12, 2001


We have been engaged to audit the financial statements of the above Company for the period ended January 31, 2001. We are required to be independent according to standards ("Standards") established by the American Institute of Certified Public Accounts and within the meaning of the Securities Acts ("Acts") administered by the Securities and Exchange Commission.

With regards to independence, we hereby report that there are no relationships between our firm and any of our related entities and the above Company and its related entities that in our professional judgment may reasonably be thought to bear on independence. We, therefore, confirm that we are independent of the company with the meaning of the Acts and Standards.



                                                         Sincerely,

                                                         /s/  "L. R. Andersen"



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